Exhibit 10.2

Execution Version

September 23, 2020

Switchback Energy Acquisition Corporation

5949 Sherry Lane, Suite 1010

Dallas, TX 75225

Attention: Jim Mutrie, Chief Commercial Officer

RE:	Surrender and Potential Forfeiture of Switchback Class B Common Stock and Sponsor Transaction Costs

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), to be dated as of the date hereof, by and among ChargePoint, Inc., a Delaware corporation (the “Company”), Switchback Energy Acquisition Corporation, a Delaware corporation (“Switchback”), and Lightning Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Switchback. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Switchback and each of NGP Switchback, LLC, a Delaware limited liability company (the “Sponsor”), Joseph Armes, Zane Arrott and Ray Kubis (together with the Sponsor, the “Founder Stockholders”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Switchback and each Founder Stockholder hereby agree as follows:

1.	Each Founder Stockholder represents and warrants that such Founder Stockholder holds the number of shares of Class B common stock, par value $0.0001 per share, of Switchback (the “Switchback Class B Common Stock”) set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Total Shares,” which shares collectively constitute all of the issued and outstanding shares of Switchback Class B Common Stock as of the date hereof. As of the date hereof, there are 7,852,941 shares of Switchback Class B Common Stock issued and outstanding.

2.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, each Founder Stockholder agrees not to (a) transfer any shares of Switchback Class B Common Stock held by such Founder Stockholder or (b) deposit any shares of Switchback Class B Common Stock held by such Founder Stockholder into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such shares of Switchback Class B Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement); provided, that each Founder Stockholder may transfer shares of Switchback Class B Common Stock, as contemplated by clauses (a) through (f) of Section 7(c) of the Prior Letter Agreement (as defined below), if and only if, the transferee of such shares of Switchback Class B Common Stock evidences in a writing reasonably satisfactory to Switchback such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Founder Stockholder.

3.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.01 and 8.02 of the BCA, immediately prior to the Closing, each Founder Stockholder shall surrender, for no consideration and as a capital contribution to Switchback (including for purposes of Section 118 of the Internal Revenue Code), the number of shares of Switchback Class B Common Stock set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Forfeited Shares” (collectively, the “Forfeited Shares”), which Forfeited Shares will be immediately cancelled.

4.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.01 and 8.02 of the BCA, effective immediately prior to the Closing, each Founder Stockholder hereby waives any and all rights such Founder Stockholder has or will have under Section 4.3(b)(ii) of Switchback’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of Switchback Class B Common Stock held by such Founder Stockholder, more than one (1) share of Switchback Class A Common Stock upon automatic conversion of such shares of Switchback Class B Common Stock in accordance with Switchback’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, each Founder Stockholder hereby acknowledges and agrees that pursuant to Section 4.3(b) of Switchback’s Amended and Restated Certificate of Incorporation, each share of Switchback Class B Common Stock held by such Founder Stockholder (for the avoidance of doubt, not including Forfeited Shares) shall automatically convert into one (1) share of Switchback Class A Common Stock.

5.	Upon and subject to the Closing, the number of shares of Switchback Class A Common Stock to be owned by each Founder Stockholder set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Earnout Shares” (which represent shares of Switchback Class A Common Stock to be issued in exchange for an equal number of shares of Switchback Class B Common Stock upon completion of the Merger, the “Earnout Shares”) shall become subject to potential forfeiture if the Triggering Event (as defined below) does not occur during the time period between the Closing Date and the five-year anniversary of the Closing Date (the “Earnout Period”), with such Earnout Shares no longer being subject to forfeiture upon the occurrence of a Triggering Event pursuant to the terms of this Letter Agreement. Certificates or book entries representing the Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for Switchback Common Stock will be given appropriate stop transfer orders with respect to the Earnout Shares until the occurrence of a Triggering Event (subject to the ability of each Founder Stockholder to transfer any Earnout Shares in accordance with the terms of the Prior Letter Agreement); provided, however, that upon a Triggering Event in accordance with the terms herein, Switchback shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.

6.	One-hundred percent (100%) of the Earnout Shares shall no longer be subject to forfeiture upon the occurrence of a Triggering Event during the Earnout Period. In the event no Triggering Event occurs during the Earnout Period, such Earnout Shares shall immediately be forfeited to Switchback for no consideration as a contribution to the capital of Switchback (including for purposes of Section 118 of the Internal Revenue Code) and immediately cancelled. “Triggering Event” means the date on which the volume-weighted average closing sale price of one (1) share of Switchback Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Switchback Class A Common Stock are then listed) is greater than or equal to $12.00 for any ten (10) Trading Days within any twenty (20) consecutive Trading Day period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which Switchback or any of its stockholders have the right to receive consideration implying a value of Switchback Class A Common Stock (as determined in good faith by the Switchback Board) of greater than or equal to $12.00, then the Triggering Event shall be deemed to have occurred. The number of Earnout Shares and Switchback Class A Common Stock price targets set forth in this Section 6 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Switchback Class A Common Stock occurring on or after the Closing (other than the conversion of the Switchback Class B Common Stock into Switchback Class A Common Stock at the Closing).

7.	Holders of the Earnout Shares shall be entitled to vote such Earnout Shares and receive dividends and other distributions in respect thereof prior to the occurrence of a Triggering Event in accordance with the terms herein.

8.	Subject to the Closing, the Sponsor has agreed to bear all Switchback Transaction Costs (excluding Private Placement Transaction Costs) in excess of the Switchback Transaction Costs Cap upon the terms set forth in Section 3.04 of the BCA, such that on the Closing Date following the Closing, the Sponsor shall pay or cause to be paid by wire transfer of immediately available funds, all Switchback Transaction Costs, excluding any Private Placement Transaction Costs, in excess of the Switchback Transaction Costs Cap (the “Sponsor Transaction Costs”); provided, however, that in the event any Sponsor Transaction Costs include the cash portion of any loan payable by Switchback to the Sponsor where the proceeds have been spent on Switchback Transaction Costs already, the Sponsor shall forgive such portion of such loan in lieu of making any additional payment in respect of such Sponsor Transaction Costs. No later than two (2) Business Days prior to the Closing, Switchback shall deliver to the Sponsor a written notice setting forth the amount of Switchback Transaction Costs as of the Closing (including separate line items for the Private Placement Transaction Costs) and all relevant supporting documentation used by Switchback in calculating such amounts reasonably requested by the Sponsor.

9.	Following the Closing, to the extent that Switchback desires to expand the size of the Switchback Board to add directors, the Switchback Board shall consult with the Sponsor regarding the appointment of one such director; provided, that the Sponsor shall not have any veto, approval or appointment right in respect of any directors to be nominated or appointed to the Switchback Board following the Effective Time.

10.	The parties have previously entered into that certain letter agreement dated July 25, 2019 in connection with the initial public offering of Switchback (as amended, the “Prior Letter Agreement”). The parties acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and each Founder Stockholder shall comply with, and fully perform all of such Founder Stockholder’s obligations, covenants and agreements set forth in, the Prior Letter Agreement (including, for the avoidance of doubt, the lock-up provisions in paragraph 7).

11.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, no Founder Stockholder shall modify or amend this Letter Agreement or the Prior Letter Agreement.

12.	Switchback acknowledges and agrees that, from and after the date hereof, subject to the terms and conditions of the BCA, any Insider (as defined in the Prior Letter Agreement) may participate in the formation of, or become an officer or director of, any blank check company in accordance with the terms of the Prior Letter Agreement. Upon the prior written request of the Sponsor, Switchback agrees to assign to any Insider designated by the Sponsor all right, title and interest in and to the trademarks, trade names, service marks, logos, corporate names, domain names and other source identifiers held by Switchback as of the date hereof, including any and all goodwill related to the foregoing (the “Switchback Marks”) (but excluding, for the avoidance of doubt, any right, title or interest in or to the trademarks, trade names, service marks, logos, corporate names, domain names or other source identifiers held by the Company immediately prior to the consummation of the Merger), and from and after the Closing Switchback shall cease and discontinue all use of such Switchback Marks, including any mark or term confusingly similar thereto or derivative thereof.

13.	Each Founder Stockholder hereby acknowledges that such Founder Stockholder has read the BCA and this Letter Agreement and has had the opportunity to consult with such Founder Stockholder’s tax and legal advisors. Each Founder Stockholder shall be bound by and comply with Section 7.05 (Access to Information; Confidentiality) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder Stockholder was an original signatory to the BCA with respect to such provisions, mutatis mutandis.

14.	Subject to the terms and conditions of this Letter Agreement, Switchback and each Founder Stockholder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

15.	Each Founder Stockholder hereby represents and warrants to Switchback as follows:

(a)	Such Founder Stockholder has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Stockholder’s obligations hereunder. The execution and delivery of this Letter Agreement by each of such Founder Stockholder has been duly and validly authorized and no other action on the part of such Founder Stockholder is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Founder Stockholder and, assuming due authorization, execution and delivery by the other Founder Stockholders and Switchback, constitutes a legal, valid and binding obligation of such Founder Stockholder, enforceable against such Founder Stockholder in accordance with its terms, subject to the Remedies Exceptions.

(b)	As of the date of this Letter Agreement, the Founder Stockholders collectively hold 7,852,941 shares of Switchback Class B Common Stock (with individual holdings set forth opposite each such Founder Stockholder’s name on Exhibit A under the heading “Total Shares”), free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement and the Switchback Organizational Documents or (ii) arising under applicable securities Laws. Each Founder Stockholder has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof, sole voting power, power of disposition and power to issue instructions with respect to the Switchback Class B Common Stock held by such Founder Stockholder in accordance with this Letter Agreement and power to agree to all of the matters applicable to such Founder Stockholder set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by such Founder Stockholder does not, and the performance of this Letter Agreement by such Founder Stockholder will not: (i) conflict with or violate any applicable Law applicable to such Founder Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Founder Stockholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of shares of Switchback Class B Common Stock owned by such Founder Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Stockholder is a party or by which such Founder Stockholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Stockholder to perform such Founder Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(d)	The execution and delivery of this Letter Agreement by such Founder Stockholder does not, and the performance of this Letter Agreement by such Founder Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other Person.

(e)	There is no material Action pending or, to the knowledge of such Founder Stockholder (after reasonable inquiry), threatened against such Founder Stockholder, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Founder Stockholder to perform such Founder Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement and the Prior Letter Agreement, such Founder Stockholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Switchback Class B Common Stock owned by such Founder Stockholder or (ii) granted any proxy, consent or power of attorney with respect to any Switchback Class B Common Stock owned by such Founder Stockholder (other than as contemplated by this Letter Agreement). Such Founder Stockholder has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Founder Stockholder from satisfying such Founder Stockholder’s obligations pursuant to this Letter Agreement.

(g)	Such Founder Stockholder understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Founder Stockholders.

16.	The Company is an express third party beneficiary of this Letter Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if the Company was a party hereto.

17.	This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Stockholders in connection with the initial public offering of Switchback constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

18.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

19.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 10.09 (Counterparts), 10.03 (Severability) 10.10 (Specific Performance), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 9.04 (Amendment) and 9.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

20.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (a) notices to Switchback being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to each Founder Stockholder being sent to the address set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Address.”

21.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Effective Time.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

NGP SWITCHBACK, LLC

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Time:	Chief Commercial Officer, General Counsel
and Secretary

FOUNDER STOCKHOLDERS

By:	/s/ Joseph Armes
Name:	Joseph Armes

By:	/s/ Zane Arrott
Name:	Zane Arrott

By:	/s/ Ray Kubis
Name:	Ray Kubis

Acknowledged and agreed

as of the date of this Letter Agreement:

SWITCHBACK ENERGY ACQUISITION

CORPORATION

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Chief Commercial Officer, General Counsel and Secretary

[Signature Page to Letter Agreement]

EXHIBIT A

Founder Stockholder	Address	Total Shares	Forfeited Shares	Earnout Shares
Joseph Armes	5949 Sherry Lane, Suite 1010 Dallas, TX 75225	40,000	5,015	4,584
Zane Arrott	5949 Sherry Lane, Suite 1010 Dallas, TX 75225	40,000	5,015	4,584
Ray Kubis	5949 Sherry Lane, Suite 1010 Dallas, TX 75225	40,000	5,015	4,584
NGP Switchback, LLC	5949 Sherry Lane, Suite 1010 Dallas, TX 75225	7,732,941	969,661	886,248
Total		7,852,941	984,706	900,000

Exhibit A